Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2026, with respect to the financial statements of IM Cannabis Corp., included in the Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Fahn Kanne & Co. Grant Thornton Israel

FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

June 9, 2026